Exhibit (h)(e)(3)

Amendment and Novation

Reference is made to the PSF Administration and Support Services Agreement (“Agreement”) among Pacific Life Fund Advisors LLC, Pacific Select Fund (“PSF”) and Pacific Life Insurance Company (“Pacific Life”) made effective December 15, 2012.

WHEREAS, PSF is currently organized as a Massachusetts business trust;

WHEREAS, PSF will reorganize (“Reorganization”) as a Delaware statutory trust effective on or about June 30, 2016 pursuant to an Agreement and Plan of Reorganization for a Change of Domicile (“Plan”), subject to shareholder approval and satisfaction of all other necessary conditions precedent, as specified in the Plan;

WHEREAS, upon the effective date of the Reorganization, assuming the Reorganization is consummated, all of the assets and liabilities of each PSF series (each an “Acquired Fund”) will be transferred to its corresponding series of a newly organized Delaware statutory trust, also named Pacific Select Fund, which will succeed to all of the rights, duties and obligations of its PSF predecessor Massachusetts business trust; and

WHEREAS, the parties to the Agreement wish to continue the Agreement, following the Reorganization, in its current form except as amended below, and substituting Pacific Select Fund (the Delaware statutory trust) for PSF (the Massachusetts business trust);

NOW, THEREFORE, in consideration of the mutual agreements and premises contained herein, and intending to be legally bound hereby, the parties hereto agree as follows, effective as of closing of the Reorganization on or about June 30, 2016:

1.	PSF assigns all of its duties and obligations under the Agreement to Pacific Select Fund, a Delaware Statutory Trust.

2.	Pacific Select Fund, a Delaware statutory trust, assumes all duties and obligations of PSF under the Agreement.

3.	Pacific Life and PLFA agree to the above assignments and assumptions.

4.	All other terms and conditions set forth in the Agreement are hereby confirmed and remain in full force and effect.

IN WITNESS WHEREOF, each of the parties listed below have caused this Amendment and Novation to be executed by their respective officers.

Acknowledged And Agreed To By:

Pacific Life Fund Advisors LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	SVP, Fund Advisors Operations	Title:	VP & Assistant Secretary

Pacific Select Fund

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	Senior Vice President	Title:	VP & Assistant Secretary

Pacific Life Insurance Company

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon
Name:	Howard T. Hirakawa	Name:	Jane M. Guon
Title:	SVP, Fund Advisors Operations	Title:	Secretary